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                                                            EXHIBIT 23.2


                       CONSENT OF INDEPENDENT AUDITORS


       We consent to the use in this Amendment No. 1 to Registration Statement No. 333-85062 of AMC Entertainment Inc. on Form S-4 of our report dated January 24, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to an emphasis of a matter and the going concern uncertainty related to the GC Companies, Inc. and subsidiaries' reorganization proceedings under Chapter 11 of the Federal Bankruptcy Code and a change in fiscal year 2000 in the method of accounting for costs of start-up activities) on the financial statements of GC Companies, Inc. and subsidiaries, Debtor-in-Possession, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 2, 2002